EXHIBIT 10.1

PROMISSORY NOTE

$	Minneapolis, Minnesota
July 9, 2009

FOR VALUE RECEIVED, Wits Basin Precious Minerals Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Maker”), hereby unconditionally promises to pay to [Name], or its successors and assigns (the “Payee”), at [Address], or such other place as may be designated by the Payee, on or before September 9, 2009 (the “Maturity Date”), the principal sum of [Amount] (the “Principal”).  Simple interest shall accrue on the Principal at a rate of three percent (3%).

All payments of this Note, when paid, shall be applied first to the payment of Principal and the balance, if any, shall be applied to reduction of the unpaid interest.  Maker may prepay this Note in full or in part at any time and from time to time without premium or penalty.

Maker’s payment obligations under this Promissory Note are unsecured.  If this Promissory Note is placed in the hands of an attorney for collection, the holder shall be entitled to recover reasonable and necessary collection costs, including reasonable and necessary attorney’s fees.

The Maker hereby waives presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection, and consents that the time of payment on any amount due under this Promissory Note may be extended by the holder without otherwise modifying, altering, releasing, affecting, or limiting the liability of the Maker.  Maker agrees to assert no defenses against payment of this Promissory Note except for actual payment thereof.

The terms, conditions and provisions of this Promissory Note shall be construed and enforced according to the laws of the State of Minnesota.

IN WITNESS WHEREOF, the duly authorized officer of Maker has caused this Promissory Note to be executed on the date first written above.

Wits Basin Precious Minerals Inc.,
a Minnesota corporation

By: Mark D. Dacko
Its: Chief Financial Officer`